Pernix Group, Inc. Announces Third Quarter 2015 Financial Results

LOMBARD, IL — November 6, 2015 — Pernix Group, Inc. (OTCQB: PRXG) today announced its financial results for the third quarter ended September 30, 2015.

 Financial Review

The Company is very excited about the impact of recent acquisitions on the overall Pernix platform in terms of increased diversification and critical mass. The acquisitions have broadened our geographic footprint, end market coverage and service line offerings. Together with organic growth in our Department of State business and a solidified Pac Rim operating presence we believe we are well positioned for significant growth.

Across both public and private sectors we have successfully completed projects for Novartis, Purdue Pharma, Texas A&M University, DOS/Niger and FEA/Kinoya during the nine months ended September 30, 2015. We are also planning to complete three additional projects in the fourth quarter of 2015 along with a number of newly acquired BEK BG projects. We are actively pursuing additional DOS projects, large commercial and advanced technical opportunities in North America, and a large program in Guam with potential award expectation in the fourth quarter of 2015.

In relation to our recent BEK BG and dck acquisitions, we retained the leadership, operational and functional teams of both acquisitions. These key resources will continue to serve, grow and utilize customer and supplier relationships which will provide the Company with the capabilities to further strengthen and leverage global opportunities.

Nidal Z. Zayed, CEO & President of Pernix stated “We accomplished a lot in the third quarter.  This was our first quarter in which we operated with our new acquisitions, BEK Building Group and Pernix Guam. In addition, we received major awards this quarter that increased our backlog to unprecedented levels for Pernix. We are continuing to leverage our expanded global presence and diversify our offerings, as well as adding a significant number of new clients.” Mr. Zayed went on to say, “The rest of this year and leading into 2016 will continue to be transformative for our company as we gear up for larger projects that will allow us to showcase our capacity for growth.”

Q3 Financial Highlights — All figures are in U.S. dollars.

▪Total Revenue: $87.0 million

▪Construction Revenue: $85.4 million

▪Power Generation revenue: $1.6 million

▪Gross Profit: $4.1 million

▪Acquisition revenue and gross profit were $76.9 million and $4.0 million, respectively

▪One-time acquisition related professional and integration costs in the amount of $0.8 million were incurred during the period

▪Cash and Cash Equivalents: $9.2 million

▪The Company entered into long-term debt and line of credit financing agreements with $10.8 million of debt obligation outstanding as of September 30, 2015

▪Backlog as of September 30, 2015 is $413.4 million which includes $141.8 million of awarded not booked revenue associated with BEK BG

The Company filed its Form 10-Q with the Securities and Exchange Commission on November 6, 2015, which incorporates its unaudited condensed consolidated financial statements and notes thereto for the quarter ended September 30, 2015.

About Pernix Group, Inc.

Pernix Group, Inc. is a construction company recognized by Engineering News-Record for being one of the Top 50 American Contractors Working Abroad for the last four years in a row. Headquartered in Lombard, Illinois, Pernix has operations in the United States, Guam, Fiji, Vanuatu, South Korea and Africa. Pernix has full-scale construction and management capabilities in three primary markets: Federal Government, Commercial & Industrial, and Power. Recently, Pernix Group expanded its domestic Commercial & Industrial operations by acquiring KBR Building Group, now known as BE&K Building Group.  Pernix also expanded its Pacific operations this year by acquiring assets of DCK Pacific Guam, now operating as Pernix Guam LLC.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Patrick Gainer

Chief Financial Officer

MAIN: +1 (630) 620-4787 x225

DIRECT: +1 (630) 396-2925

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151 E. 22nd Street | Lombard, IL 60148 | U.S.A.

www.pernixgroup.com